Exhibit 10.17

PURCHASER ADMINISTRATIVE SERVICES AGREEMENT

Between

TIME WARNER INC.

and

WMG ACQUISITION CORP.

Dated February 29, 2004

PURCHASER ADMINISTRATIVE SERVICES AGREEMENT (this “Purchaser Administrative Services Agreement”), dated February 29, 2004, between TIME WARNER INC. (“Seller”) and WMG ACQUISITION CORP. (“Purchaser”).

In consideration of the mutual covenants contained in this Purchaser Administrative Services Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Purchase. Agreement (as defined herein).

SECTION 1.02. Certain Terms.

“Purchase Agreement” means that Purchase Agreement, dated as of November 24, 2003, between Seller and Purchaser.

“Services” means the services identified on Exhibit A.

“Service Categories” means the categories of Service Items as identified on Exhibit A or otherwise agreed by the parties.

“Service Items” means the individual service items included within the various Service Categories identified on Exhibit A or otherwise agreed by the parties.

SECTION 1.03. Usage Generally: Interpretation. References in this Purchaser Administrative Services Agreement to any gender include references to all genders. Any term defined in this Purchaser Administrative Services Agreement in the singular form shall have the correlative meaning in the plural form, and any term defined in this Purchaser Administrative Services Agreement in the plural form shall have the correlative meaning in the singular form. References in this Purchaser Administrative Services Agreement to a party or other Person include their respective successors and permitted assigns. The words “include”, “includes” and “including” when used in this Purchaser Administrative Services Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Purchaser Administrative Services Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Purchaser Administrative Services Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Purchaser Administrative Services Agreement refer to this Purchaser Administrative

Services Agreement in its entirety and not to any particular Article, Section or provision of this Purchaser Administrative Services Agreement.

ARTICLE II

Services

SECTION 2.01. Agreement to Provide Services. (a) Purchaser shall provide the Services to Seller as provided herein. Seller shall provide input and assistance to Purchaser in connection with the performance of the Services as reasonably requested by Purchaser, and shall advise Purchaser as to the desired manner and nature of the Services to be provided. Purchaser shall determine the Purchaser personnel who shall perform the Services. Purchaser may, at its option, from time to time delegate any of or all its obligations under this Purchaser Administrative Services Agreement to any one or more of its Affiliates. In addition, Purchaser may, as it deems necessary or desirable, engage the services of other professionals and consultants in connection with the performance of the Services; provided, that Seller consents in writing to such engagement, which consent shall not be unreasonably withheld; and provided further that Purchaser shall remain directly and fully liable to Seller for the performance of its obligations hereunder notwithstanding the engagement of any such professionals or consultants.

(b) Unless otherwise agreed by the parties, the Services shall be performed by Purchaser in a reasonably prompt and professional manner that is substantially the same manner in which Purchaser currently provides similar services for its Affiliates.

(c) Notwithstanding anything herein to the contrary, this Purchaser Administrative Services Agreement is not intended to amend, replace or otherwise affect in any manner any existing contractual relationships between Seller and its Subsidiaries, on the one hand, and Purchaser and the Acquired Companies, on the other hand.

SECTION 2.02. Change Orders. (a) Service Additions. Exhibit A may be amended at any time by the mutual written agreement of the parties to add additional Services.

(b) Service Deletions. Upon prior written notice (a “Service Deletion Notice”) delivered to Purchaser not less than the requisite number of days prior to termination as specified in Exhibit A, Seller may:

(i)             terminate this Purchaser Administrative Services Agreement with respect to any Service Category; or

(ii)          terminate this Purchaser Administrative Services Agreement with respect to any individual Service Item included in the Services, so long as the other remaining Service Items in the relevant Service Category can thereafter still be practicably provided by Purchaser pursuant to this Purchaser Administrative

Services Agreement. If Purchaser reasonably determines that it cannot thereafter practicably provide the other Service Items in the relevant Service Category, then Purchaser shall so notify Seller within 30 days after Purchaser’s receipt of the relevant Service Deletion Notice and such termination with respect to such Service Item shall not take effect.

(c) Termination by Purchaser. Except as otherwise provided in Exhibit A, upon not less than 180 days’ prior written notice to Seller, Purchaser may terminate this Purchaser Administrative Services Agreement with respect to any Service Category included in the Services if Purchaser and its Affiliates cease to provide such Service Category to Purchaser’s Subsidiaries, divisions and business units. Notwithstanding the foregoing provision, Services under Financial and Accounting Advisory Services and Information Technology Services as described on Exhibit A shall not be terminated until the respective Default Termination Date.

(d) Return of Books and Records. Upon the request of Seller after the termination of a Service with respect to which Purchaser holds books, records or files, including current and archived copies of computer files, (i) owned by Seller or its Affiliates and used by Purchaser in connection with the provision of a Service to Seller or (ii) created by Purchaser and in Purchaser’s possession as a function of and relating to the provision of Services to Seller, such books and records shall be returned to Seller. Seller shall be entitled to retain and use any such materials. Purchaser shall return all of such books, records or files as soon as reasonably practicable. Seller shall bear Purchaser costs and expenses associated with the return of such documents. At its expense, Purchaser may make a copy of such books, records or files for its legal files.

SECTION 2.03. No Management Authority. Notwithstanding any other provision hereof, Purchaser shall not be authorized by, and shall have no responsibility under, this Purchaser Administrative Services Agreement to manage the affairs of the Seller.

ARTICLE III

Compensation

SECTION 3.01. Compensation for Services. As compensation for Services rendered pursuant to this Purchaser Administrative Services Agreement, Seller shall pay to Purchaser an amount equal to the Cost of Services as specified in Exhibit A for each Service Category.

SECTION 3.02. Adjustments to Cost of Services. (a) Adjustments Due to Service Additions or Deletions. If at any time the parties mutually agree to add any Service Categories or Service Items to the Services to be provided to Seller hereunder, then concurrently with the addition of such Service Item or Service Category, as the case may be, the parties shall work in good faith to agree upon the then-current Cost of Services as appropriate to reflect such addition. If at any time this Purchaser Administrative Services Agreement is terminated with respect to any Service Item in accordance with Section 2.02, then not less than 30 days prior to such termination, Purchaser and Seller shall work in good faith to mutually agree upon an appropriate decrease, if any, to the then-current Cost of Services.

(b) Adjustments Due to Variances in Usage of Services. If, at any time, usage of any Service Category varies materially from the projected patterns of usage employed by the parties to determine the then-applicable Cost of Services with respect to such Service Category, then either Seller or Purchaser, by written notice (a “Cost Adjustment Request”) to the other, may trigger a review of the then-applicable Cost of Services attributable to such Service Category. Within 45 days after any Cost Adjustment Request, Purchaser and Seller shall agree upon an appropriate adjustment, if any, to the Cost of Services applicable to such Service Category so that such Cost of Services shall more appropriately reflect the actual direct cost to Purchaser of providing Services within such Service Category at then-current usage rates.

SECTION 3.03. Payment Terms. (a) Purchaser shall bill Seller at the end of each month for an amount equal to the sum of the Cost of Services for that month. Seller shall pay such amount in full within 45 days after receipt of invoice. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts upon which the sum of the Cost of Services is comprised, broken down by the Cost of Services for each Service during the month to which such invoice relates. Other remedies for non-payment notwithstanding, if any payment is not received by Purchaser on or before the date such amount is due, then a late payment interest charge, calculated at a 6% per annum rate, on the past amount due shall become immediately due and payable in addition to the amount owed under this Purchaser Administrative Services Agreement. If at any time this Purchaser Administrative Services Agreement is terminated with respect to any Service Item in accordance with Section 2.02, then not more than 30 days after such termination, Purchaser shall return to Seller any amounts prepaid by Seller to Purchaser in respect of the days in the month during which the effectiveness of the termination occurred which fall after such termination.

(b) If Seller has any objection to the amount of any invoice, it shall have the right to inspect Purchaser’s records with respect thereto. Following such inspection, the parties shall endeavor in good faith to resolve any disagreement with respect to charges and costs hereunder. Thereafter, Seller will be entitled to a prompt refund of any amounts paid in excess of the amounts required hereunder, and Purchaser shall promptly pay any deficiency amounts (with interest at 6% per annum) found to be due as a result of such inspection.

SECTION 3.04. Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS PURCHASER ADMINISTRATIVE SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS PURCHASER ADMINISTRATIVE SERVICES AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. PURCHASER DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

SECTION 3.05. Books and Records. Purchaser shall maintain complete and accurate books of account as necessary to support its calculations of the Cost of Services and shall make such books available to Seller, upon reasonable notice, during normal business hours; provided, however, that to the extent Purchaser’s books contain information relating to any other aspect of Purchaser’s business, Seller and Purchaser shall negotiate a procedure to provide Seller the necessary access while preserving the confidentiality of such other records. In performing the Services, Purchaser shall be entitled to assume that all books and records provided by Seller are true and accurate.

ARTICLE IV

Term

SECTION 4.01. Commencement. This Purchaser Administrative Services Agreement is effective as of the Closing Date and shall remain in effect with respect to a particular Service until the Default Termination Date as specified in Exhibit A unless and until terminated in accordance with Section 4.02.

SECTION 4.02. Termination. This Purchaser Administrative Services Agreement may be terminated as follows:

(a) By Seller. With respect to any Service Category, at any time upon prior written notice to Purchaser as provided in Exhibit A.

(b) By Either Party. If either party materially breaches any of its obligations under this Purchaser Administrative Services Agreement, the non-breaching party may terminate this Purchaser Administrative Services Agreement, including the provision of Services pursuant hereto, effective at any time upon not less than 30 days written notice of termination to the breaching party, provided said breaching party does not cure such default within 30 days after receiving written notice thereof from the non-breaching party.

In the event of any termination of this Purchaser Administrative Services Agreement, each party shall remain liable for all obligations of such party accrued hereunder prior to the date of such termination, including all obligations of Seller to pay any amounts due to Purchaser hereunder.

ARTICLE V

Indemnification: Limitation of Liability

SECTION 5.01. Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser, its Affiliates, partners, officers, employees, agents and permitted assigns (each, a “Purchaser Party” and, together, the “Purchaser Parties”) from and against any and all losses, liabilities, claims, litigation, damages, penalties, actions, demands or expenses, including the reasonable fees and expenses of counsel (collectively, “Losses”) incurred by Purchaser and arising out of, in connection with or by reason of this Purchaser Administrative Services Agreement or any Services provided by Purchaser hereunder, except to the extent such Losses arise out of Purchaser’s material breach under this Purchaser Administrative Services Agreement or Purchaser’s gross negligence or willful misconduct.

SECTION 5.02. Limitation on Liability; Indemnification by Purchaser. (a) No Purchaser Party shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to Seller or any of its Affiliates, partners, officers, employees, agents, auditors or permitted assigns, for any Losses arising out of, related to, or in connection with the Services or this Purchaser Administrative Services Agreement, except to the extent that such Losses arise out of Purchaser’s material breach under this Purchaser Administrative Services Agreement or Purchaser’s gross negligence or willful misconduct.

(b) Purchaser shall indemnify and hold harmless Seller, its Affiliates, partners, officers, employees, agents and permitted assigns (each, an “Seller Party”) from and against any and all Losses incurred by such Seller Party and arising out of, in connection with or by reason of this Purchaser Administrative Services Agreement or any Services provided by Purchaser hereunder, which arise out of Purchaser’s material breach of this Purchaser Administrative Services Agreement or Purchaser’s gross negligence or willful misconduct.

(c) IN NO EVENT SHALL ANY PURCHASER PARTY BE LIABLE WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO ANY SELLER PARTY FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY ANY PURCHASER PARTY OF THIS PURCHASER ADMINISTRATIVE SERVICES AGREEMENT.

(d) The provisions of this Article V shall survive indefinitely, notwithstanding any termination of all or any portion of this Purchaser Administrative Services Agreement.

ARTICLE VI

Other Covenants

SECTION 6.01. Attorney-in-Fact. On a case-by-case basis, Seller shall execute documents necessary to appoint Purchaser as its attorney-in-fact for the sole purpose of executing any and all documents and instruments reasonably required to be executed in connection with the performance by Purchaser of any Service under this Purchaser Administrative Services Agreement.

ARTICLE VII

Other Matters

SECTION 7.01. Title to Data. Seller acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor that are owned by Purchaser or its Affiliates, by reason of their provision of the Services provided hereunder. Purchaser agrees that all records, data, files, input materials and other information received or computed that relate to Seller or its Affiliates are the property of Seller or its Affiliates, respectively.

SECTION 7.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

Time Warner Inc.

75 Rockefeller Plaza

New York, NY 10019

Fax: (212) 258-3172

Attn: General Counsel

with copies to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Fax: (212) 474-3700

Attn: Richard Hall, Esq.

if to Purchaser, to:

WMG Acquisition Corp.

In care of Thomas H. Lee Partners, L.P.

75 State Street

Boston, Massachusetts 02109

Fax: (617) 227-3514

Attn: Scott Sperling

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attn: John Finley, Esq.

Brian Stadler, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.03. Amendments: No Waivers. (a) Any provision of this Purchaser Administrative Services Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Purchaser Administrative Services Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.04. Governing Law. This Purchaser Administrative Services Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 7.05. Enforcement. (a) Each party hereby consents to the exclusive jurisdiction of the United States Federal courts located in the State of New York with respect to disputes arising out of this Purchaser Administrative Services Agreement.

(b) Other than as specified in Article V, there are not any intended third-party beneficiaries of any provision of this Purchaser Administrative Services Agreement.

SECTION 7.06. Severability. If any term, provision, covenant, restriction or other condition of this Purchaser Administrative Services Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Purchaser Administrative Services Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Purchaser Administrative Services Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are consummated to the extent possible.

SECTION 7.07. Confidentiality. Except as otherwise required under applicable law, each party agrees that it and its respective Affiliates will maintain as confidential, and not use, any and all information provided by either party to the other or otherwise obtained by such party in connection with or as a result of this Purchaser Administrative Services Agreement. Nothing contained in this Section shall limit or affect in any way obligations of the parties to maintain the confidentiality of information pursuant to the Purchase Agreement. Notwithstanding anything herein to the contrary, each party to this Purchaser Administrative Services Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Purchaser Administrative Services Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 7.08. Counterparts. This Purchaser Administrative Services Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.09. Independent Contractors. No agency, partnership or joint venture is established by this Purchaser Administrative Services Agreement. Neither party shall enter into, incur liabilities or hold itself out to third parties as having the authority to enter into and incur any contractual obligations, expenses, or liabilities on behalf of the other party.

SECTION 7.10. Assignment. Other than as provided in Section 2.01, neither this Purchaser Administrative Services Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Notwithstanding the foregoing, Seller may assign all or a portion of its rights hereunder to one or more of its Subsidiaries, provided that no such assignment shall relieve Seller of any obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Purchaser Administrative Services Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PURCHASER ADMINISTRATIVE SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.12. Entire Agreement. This Purchaser Administrative Services Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Purchaser Administrative Services

Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Purchaser Administrative Services Agreement.

SECTION 7.13. Captions. The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties have caused this Purchaser Administrative Services Agreement to be duly executed as of the day and year first written above.

TIME WARNER INC.,

By
Name:
Title:

WMG ACQUISITION CORP.,

By	/s/ Scott Sperling
Name: Scott Sperling
Title: President

EXHIBIT A

Services

Service Category:	Financial and Accounting Advisory Services

Default Termination:	December 31, 2004

Termination Notice by Seller:	30 days.

Service Items:

Financial and accounting advisory services, including any assistance necessary to Seller in preparing financial statements as required under Section 5.15 of the Cinram Purchase Agreement in connection with the sale of Seller’s manufacturing and distribution business to Cinram International Inc.

Cost of Services:

For internal financial and accounting advisory work, costs of services represent an allocation of compensation (including benefits) to Purchaser employees performing such work and other out-of-pocket costs directly attributable to the provision of such work, based on actual time spent on Purchaser-related projects.

For outside financial and accounting advisory work, costs of services represent amounts billed.

If the Acquired Companies’ normal practice prior to Closing was to value costs of Financial and Accounting Advisory Services in order to make intra-company allocations for those services for purposes of the Acquired Companies’ financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

Service Category:	Information Technology Services

Default Termination:	December 31, 2004

Termination Notice by Seller:	90 days.

Service Items:

Provide Information Technology services consistent with the manner in which the Acquired Companies have provided such services to Seller and its Subsidiaries in the past. Such services include the following: (i) Oracle software and accounts receivable services historically provided to Warner Home Video; (ii) wide area network access for shared offices (include offices shared by Warner-Elektra-Atlantic Corp. and Warner Home Video); (iii) order-to-cash accounting systems provided to Warner Home Video offices in European territories; and (iv) the EDI, NEWS, ARCOLE, DAISY, NIDS, STREGA and related systems currently provided to Warner Bros. Entertainment Inc. and its subsidiaries by Warner-Elektra-Atlantic Corp.

Cost of Services:

Direct costs from providing the Information Technology services, including (i) staff costs (including benefits provided to the staff) and (ii) operational costs associated with the provision of the services. These costs will be passed through to Seller at Purchaser’s cost or paid directly by Seller.

If the Acquired Companies’ normal practice prior to Closing was to value costs of Information Technology Services in order to make intra-company allocations for those services for purposes of Acquired Companies’ financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

2

Service Category:	Real Estate Services

Default Termination:	June 30, 2004

Termination Notice by Seller:	60 days.

Service Items:

Purchaser will either (a) continue to provide to Seller (or its Subsidiaries) the office space and facilities support currently provided by the Acquired Companies to Seller (or its Subsidiaries), including co-location facilities for computers, switches or other equipment or (b) provide to Seller (or its Subsidiaries) a comparable amount of such office space and facilities support.

Cost of Services:	Realty costs will be based on square footage used, plus usage costs for items such as electricity, and will be passed through to Seller at Purchaser’s actual cost.

If the Acquired Companies’ normal practice prior to Closing was to value costs of Real Estate Services in order to make intra-company allocations for those services for purposes of Acquired Companies’ financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

3

Service Category:	Distribution Services

Default Termination:	December 31, 2004

Termination Notice by Seller:	120 days.

Service Items:

Physical distribution and “pick, pack and ship” services provided in countries outside of the United States, to the extent that such services are provided by the Acquired Companies to Seller (and its Subsidiaries) prior to Closing, and consistent with past practice.

Cost of Services:	Costs of Distribution Services will be negotiated by Seller and Purchaser in good faith consistent with the past billing arrangements for such services.

If the Acquired Companies’ normal practice prior to Closing was to value costs of Distribution Services in order to make intra-company allocations for those services for purposes of Acquired Companies’ financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

4